Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT
dated as of
August 2, 2017
between
GAIN CAPITAL HOLDINGS, INC.,
as Borrower
The LENDERS Party Hereto,
and
BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, Arranger and Documentation Agent
and
BARCLAYS BANK PLC and STERLING NATIONAL BANK,
as Joint Bookrunners

89773557.5

Page

DEFINITIONS	1
SECTION 1.01Defined Terms    1
SECTION 1.02Terms Generally    26
SECTION 1.03Accounting Terms; Changes in GAAP    27
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS27
SECTION 2.01Commitment    27
SECTION 2.02Loans and Borrowings    28
SECTION 2.03Borrowing Requests    28
SECTION 2.04Incremental Facility    29
SECTION 2.05[Reserved]    30
SECTION 2.06Funding of Borrowings    30
SECTION 2.07Interest Elections    31
SECTION 2.08Prepayments    32
SECTION 2.09Termination or Reduction of Commitments    33
SECTION 2.10Repayment of Loans    33
SECTION 2.11Interest    33
SECTION 2.12Fees    34
SECTION 2.13Evidence of Debt    35
SECTION 2.14Payments Generally; Several Obligations of Lenders    36
SECTION 2.15Sharing of Payments    37
SECTION 2.16Compensation for Losses    37

(continued)
Page

SECTION 2.17Taxes    38
SECTION 2.18Increased Costs    42
SECTION 2.19Inability to Determine Rates    43
SECTION 2.20Illegality    43
SECTION 2.21Mitigation Obligations; Replacement of Lenders    44
SECTION 2.22Defaulting Lenders    45
ARTICLE III REPRESENTATIONS AND WARRANTIES47
SECTION 3.01Existence, Qualification and Power    47
SECTION 3.02Authorization; No Contravention    47
SECTION 3.03Governmental Authorization; Other Consents    47
SECTION 3.04Execution and Delivery; Binding Effect    47
SECTION 3.05Financial Statements; No Material Adverse Effect    48
SECTION 3.06Litigation    48
SECTION 3.07No Default    48
SECTION 3.08Property    48
SECTION 3.09Payment Obligations    49
SECTION 3.10Disclosure    49
SECTION 3.11Compliance with Laws    49
SECTION 3.12ERISA Compliance    50
SECTION 3.13Environmental Matters    51
SECTION 3.14Margin Regulations    51

(continued)
Page

SECTION 3.15Investment Company Act    51
SECTION 3.16PATRIOT Act; OFAC; FCPA    51
SECTION 3.17Subsidiaries and Other Equity Investments    52
SECTION 3.18Use of Proceeds    53
SECTION 3.19Representations and Warranties in Other Documents    53
SECTION 3.20Security Agreement    53
SECTION 3.21Indebtedness    53
SECTION 3.22Solvency    53
SECTION 3.23Guaranty    53
ARTICLE IV CONDITIONS53
SECTION 4.01Closing Date    53
SECTION 4.02Conditions to All Credit Extensions    55
ARTICLE V AFFIRMATIVE COVENANTS56
SECTION 5.01Financial Statements    56
SECTION 5.02Certificates; Other Information    57
SECTION 5.03Notices    58
SECTION 5.04Preservation of Existence, Etc    59
SECTION 5.05Maintenance of Properties    59
SECTION 5.06Maintenance of Insurance    59
SECTION 5.07Payment of Obligations    60
SECTION 5.08Compliance with Laws    60

(continued)
Page

SECTION 5.09Environmental Matters    60
SECTION 5.10Books and Records    60
SECTION 5.11Inspection Rights    60
SECTION 5.12Use of Proceeds    61
SECTION 5.13Additional Subsidiaries; Regulated Entities    61
SECTION 5.14Further Assurances and Additional Acts    61
ARTICLE VI NEGATIVE COVENANTS61
SECTION 6.01Indebtedness    62
SECTION 6.02Liens    63
SECTION 6.03Fundamental Changes    64
SECTION 6.04Dispositions    64
SECTION 6.05Restricted Payments    65
SECTION 6.06Investments    66
SECTION 6.07Transactions with Affiliates    66
SECTION 6.08Certain Restrictive Agreements    67
SECTION 6.09Changes in Fiscal Periods    67
SECTION 6.10Changes in Nature of Business    67
SECTION 6.11Restriction on Use of Proceeds    67
SECTION 6.12Financial Covenants    67
SECTION 6.13Sales and Leasebacks    68
SECTION 6.14Redemption of Subordinated Debt    68

(continued)
Page

SECTION 6.15Amendments of Certain Documents    69
ARTICLE VII EVENTS OF DEFAULT69
SECTION 7.01Events of Default    69
SECTION 7.02Application of Payments    71
ARTICLE VIII AGENCY72
SECTION 8.01Appointment and Authorization of Agents    72
SECTION 8.02Rights as a Lender    72
SECTION 8.03Exculpatory Provisions    73
SECTION 8.04Reliance by Administrative Agent    74
SECTION 8.05Delegation of Duties    74
SECTION 8.06Indemnification of Agents    74
SECTION 8.07Resignation of Administrative Agent    75
SECTION 8.08Non-Reliance on Agents and Other Lenders    76
SECTION 8.09Administrative Agent May File Proofs of Claim    76
SECTION 8.10Duties of Other Agents    76
ARTICLE IX MISCELLANEOUS77
SECTION 9.01Notices    77
SECTION 9.02Waivers; Amendments    79
SECTION 9.03Expenses; Indemnity; Etc    81
SECTION 9.04Successors and Assigns    82
SECTION 9.05Survival    86

(continued)
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SECTION 9.06Counterparts; Integration; Effectiveness; Electronic Execution    86
SECTION 9.07Severability    87
SECTION 9.08Right of Setoff    87
SECTION 9.09Governing Law; Jurisdiction; Etc    87
SECTION 9.10WAIVER OF JURY TRIAL    88
SECTION 9.11Headings    89
SECTION 9.12Confidentiality    89
SECTION 9.13PATRIOT Act    90
SECTION 9.14Interest Rate Limitation    90
SECTION 9.15Payments Set Aside    91
SECTION 9.16No Advisory or Fiduciary Responsibility    91
SECTION 9.17Acknowledgement and Consent to Bail-In of EEA Financial Institutions    91

SCHEDULES
SCHEDULE 2.01    ‑    Commitments and Lenders
SCHEDULE 3.17    ‑    Subsidiaries
SCHEDULE 4.01        Other Matters
SCHEDULE 6.01    ‑    Indebtedness
SCHEDULE 6.02    ‑    Liens
SCHEDULE 9.01    ‑    Information for Notices
EXHIBITS

EXHIBIT A	‑ Assignment and Assumption

EXHIBIT B	‑ Loan Borrowing Request

EXHIBIT C	‑ Note

EXHIBIT D	‑ Interest Election Request

EXHIBIT E	‑ Prepayment Notice

EXHIBIT F	‑ Security Agreement

EXHIBIT G	‑ Guaranty

[Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.]

CREDIT AGREEMENT dated as of August 2, 2017, between GAIN CAPITAL HOLDINGS, INC., as Borrower, each of the LENDERS party hereto, STERLING NATIONAL BANK, as a Joint Bookrunner, and BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Arranger, Documentation Agent and a Joint Bookrunner.
The Borrower has requested that the Lenders extend credit to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, the Borrower and the Collateral Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent, for the benefit of the Secured Parties, “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).
“Adjusted Eurodollar Rate” means, as to any Eurodollar Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period divided by (b) one minus the Eurodollar Reserve Percentage.
“Administrative Agent” means Barclays, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.
“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
“Agent-Related Persons” means each Agent, together with its Related Persons.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Documentation Agent and the Arrangers.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Anti-Corruption Laws” has the meaning specified in Section 3.16(c)(i)(A).
“Applicable Rate” means, on any date, with respect to (a) Base Rate Borrowings, the Base Rate plus 1.75% per annum and (b) Eurodollar Rate Borrowings, the Eurodollar Rate plus 2.75% per annum; provided that beginning five Business Days after the date on which the Borrower delivers to the Administrative Agent its consolidated financial statements pursuant to Section 5.01 for the first full fiscal quarter after the Closing Date, the Applicable Rate means, on any date, with respect to (x) Base Rate Borrowings, the Base Rate plus the Base Rate Margin (as defined below) per annum and (y) Eurodollar Rate Borrowings, the Eurodollar Rate plus the Eurodollar Rate Margin (as defined below) per annum. The applicable Base Rate margin (the “Base Rate Margin”) or Eurodollar Rate margin (the “Eurodollar Rate Margin”) for the Facility shall be determined by the below grid based on the Consolidated Gross Leverage Ratio (as defined below), as determined by reference to the Borrower’s consolidated financial statements most recently delivered (or deemed delivered) to the Administrative Agent pursuant to Section 5.01; provided, further that if the Borrower does not deliver (or is not deemed to have delivered) the required financial statements within the time period specified in Section 5.01(a) or (b), as applicable, then until the date that is three Business Days after the date on which such financial statements are delivered, the applicable margin shall be the highest percentage set forth in the applicable column of the below grid:

Consolidated Gross Leverage Ratio	Base Rate Margin	Eurodollar Rate Margin
<0.5x	1.25%	2.25%
≥0.5x to <1.0x	1.50%	2.50%
≥1.0x to <1.5x	1.75%	2.75%
≥1.5x	2%	3%

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Barclays, in its capacity as sole lead arranger and a joint bookrunner, and each other Person listed as a Joint Bookrunner on the cover page of this Agreement.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, as of any date of determination, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.
“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Barclays” means Barclays Bank PLC.
“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted Eurodollar Rate for a one-month term in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Margin” has the meaning assigned to such term in the definition of Applicable Rate.
“Beneficial Owner” means, as to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.
“Borrower” means Gain Capital Holdings, Inc., a Delaware corporation.
“Borrower Materials” has the meaning assigned to such term in Section 5.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Lenders.
“Borrowing Request” means a request for a Borrowing, which, when in writing, shall be substantially in the form of Exhibit B or in such other form as the Administrative Agent may approve.
“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
“Capitalized Lease” means all leases that have been or are required to, in accordance with GAAP, recorded as capital leases or finance leases.
“Cash Equivalents” means:
(a)    readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States, any agency or instrumentality thereof, or any state or municipality thereof, and in the case of any state or municipality hereof so long as such obligation has an investment grade rating by S&P and Moody's, in each case, maturing within one year from the date of acquisition;
(b)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 and (ii) any Permitted Holder, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.
“Code” means the Internal Revenue Code of 1986.
“Collateral Agent” means Barclays, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
“Commitment” means, as to any Lender, its commitment to make Loans, in an aggregate principal and/or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Commitments” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof. The Aggregate Commitments shall be $50,000,000 on the Closing Date.
“Commitment Percentage” has the meaning assigned to such term in Section 2.12(a)(ii).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), (f) non-cash losses from the disposition of property outside of the ordinary course of business, (g) fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement or any amendment, modification or waiver hereof, (h) fees, costs and expenses incurred in connection with: (i) any Permitted Acquisitions, (ii) acquisitions that were not consummated, such fees, costs and expenses in connection therewith not to exceed $2,000,000 in the aggregate, (iii) a refinancing of the Existing Notes to the extent such refinancing is permitted hereunder, or (iv) issuances of Equity Interest by Borrower and minus, without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual and non-recurring gains and unusual and non-recurring non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period and any non-cash income or gains arising from Borrower and its Subsidiaries’ operations in the ordinary course of their business) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (which amount, for the avoidance of doubt, includes only the drawn portion of any line of credit or revolving credit facility), (b) all purchase money Indebtedness, (c) all unreimbursed obligations arising under letters of credit, (d) all obligations in respect of the deferred purchase price of property or services (other than (1) any deferred compensation arrangements for officers or employees, (2) any reimbursement obligations under pre-paid contracts entered into with customers in the ordinary course of business, (3) trade accounts payable and accrued obligations incurred in the ordinary course of business, including liabilities under workers compensation insurance policies and (4) any working capital adjustment in connection with any Permitted Acquisition or any non-compete or similar obligations under employment agreements of such Person or any earn-out obligations, in each case, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Gross Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date less (ii) Note Replacement Proceeds remaining as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“Consolidated Interest Charge” means, for any period, total cash interest expense (including that attributable to Capitalized Leases) of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).
“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters ending on such date to (b) Consolidated Interest Charges paid or payable in cash for such period.
“Consolidated Net Capital” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on such date minus (a) the Intangible Assets of the Borrower and its Subsidiaries on such date, and (b) to the extent included in the Shareholders’ Equity of the Borrower and its Subsidiaries, the Note Replacement Proceeds remaining as of such date.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.
“Consolidated Net Unencumbered Liquid Assets” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of, without duplication (i) unrestricted cash and Cash Equivalents less, to the extent constituting unrestricted cash and Cash Equivalents, any Note Replacement Proceeds remaining as of such date, (ii) deposits and receivables due from broker-dealers, clearing organizations and counterparties, (iii) income tax receivables, (iv) financial instruments owned (at fair market value) and (v) the cumulative after tax marked-to-market adjustment as disclosed under “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” in the Borrower’s most recent Form 10-Q or 10-K filing with SEC minus, (b) the sum of, without duplication (i) accounts payable and accrued liabilities, (ii) payables due broker dealers, clearing organizations and counterparties, (iii) income tax payable, (iv) financial instruments sold not yet purchased (at fair market value), (v) net level three assets (as defined by FASB Statement 157) and (vi) outstanding principal amount of all Indebtedness, including, without limitation, the outstanding principal amount of all Indebtedness incurred under this Agreement, but excluding any Existing Notes for which Note Replacement Proceeds have been deposited in a segregated account in accordance with the definition of “Note Replacement Proceeds.”
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Accounts” means all deposit accounts with a bank that has executed and delivered to the Collateral Agent an Account Control Agreement. Each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and the Borrower shall have granted a first priority security interest to the Collateral Agent, for the benefit of the Secured Parties, over such Controlled Accounts.
“Cost of Funds Rate” means, for any day, with respect to any Loan, the rate per annum equal to the sum of (a) 1.75% per annum, and (b) the rate notified to the Administrative Agent by each Lender as soon as practicable to be that which expresses as a rate per annum the cost to such Lenders of funding their participation in such Loan from whatever source they may reasonably select.
“Credit Extension” means a Borrowing.
“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer's ability to make debt payments.
“Debt Rating” means a rating as determined by S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term indebtedness.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to a Eurodollar Rate Loan under the Facility, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans under the Facility in the case of overdue interest or fee relating to the Facility plus 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) requires the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Equity Interests solely because holders of such Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests unless all of the Obligations have been paid in full and all of the Aggregate Commitments have been terminated.
“Documentation Agent” means Barclays, in its capacity as documentation agent on the cover page of this Agreement.
“Documents” means, collectively, (a) the Loan Documents, and (b) the Existing Note Documents.
“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof, any territory or possession thereof, or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business; provided that in no event shall “Eligible Assignee” include (i) the Borrower or any of its Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) a natural person.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that notwithstanding the foregoing, the term “Equity Interest” shall not include Indebtedness of the Borrower that is (a) permitted pursuant to Section 6.01 and (b) convertible into capital stock of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Rate will be deemed to be zero; and
(b)    when used with respect to clause (c) of the definition of “Base Rate” only, as of any date of determination, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the LIBO Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date; provided that, if such date is not a

Business Day, the rate under this clause (b) for such date shall be the rate determined in accordance with this clause (b) for the immediately preceding Business Day; and provided, further, that, if any such rate determined pursuant to this clause (b) is below zero, the Eurodollar Rate will be deemed to be zero.
“Eurodollar Rate Borrowing” means, as to any Borrowing, the Eurodollar Rate Loans comprising such Borrowing.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Rate Margin” has the meaning assigned to such term in the definition of Applicable Rate.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient (or a Beneficial Owner), (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by a jurisdiction described in clause (a) of this definition, (c) U.S. Federal Taxes, other than U.S. Federal Income Taxes, imposed on or with respect to a Beneficial Owner by a Law in effect on the date on which (i) such Recipient acquires its applicable ownership interest in a Loan or Commitment (other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.21(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in a Loan or Commitment or to such Recipient immediately before it changed its lending office, (d) U.S. Federal Income Taxes imposed on or with respect to a Beneficial Owner by a Law in effect on the date on which such Beneficial Owner (i) acquires its applicable indirect ownership interest in a Loan or Commitment (other than a Beneficial Owner acquiring its applicable indirect ownership interest pursuant to Section 2.21(b)) or (ii) changes its lending office (or is deemed to change its lending office by virtue of the relevant Recipient changing its lending office), except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to the Person from whom the Beneficial Owner acquired its applicable indirect ownership interest immediately before such acquisition or to such Beneficial Owner immediately before it changed (or was deemed to change) its lending office, (e) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or (f) any U.S. federal withholding Taxes imposed under FATCA.
“Existing 2018 Notes” means the 4.125% convertible senior notes due 2018 issued pursuant to the Existing 2018 Notes Indenture.
“Existing 2018 Notes Indenture” means that certain indenture dated as of November 27, 2013, between the Borrower, as issuer, and the Bank of New York Mellon, a New York banking corporation, as trustee.
“Existing 2020 Notes” means the 4.125% convertible senior notes due 2020 issued pursuant to the Existing 2020 Notes Indenture.

“Existing 2020 Notes Indenture” means that certain indenture dated as of April 1, 2015, between the Borrower, as issuer, and the Bank of New York Mellon, a New York banking corporation, as trustee
“Existing Notes” means, together, the Existing 2018 Notes and the Existing 2020 Notes.
“Facility” means the Commitments and the Credit Extensions thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any legislation or other official guidance or official requirements adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCPA” has the meaning specified in Section 3.16(c)(i)(A).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means the engagement letter dated February 21, 2017 between the Borrower and the Administrative Agent.
“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such

Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means each wholly-owned direct or indirect Domestic Subsidiary of the Borrower (whether existing on the Closing Date or established, created or acquired after the Closing Date but excluding Gain Capital Group, LLC, GTX SEF, LLC, Gain GTX, LLC, Gain Capital Securities, Inc., Global Asset Advisors, LLC and Top Third AG Marketing, LLC and any future wholly owned Domestic Subsidiary which is a Regulated Entity), unless and until such time as such Domestic Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.
“Guaranty” means the Guaranty in the form of Exhibit G, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Increase Effective Date” has the meaning assigned to such term in Section 2.04(c).
“Incremental Facility” has the meaning assigned to such term in Section 2.04(a).
“Incremental Lender” has the meaning assigned to such term in Section 2.04(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (1) any deferred compensation arrangements for officers or employees, (2) any reimbursement obligations under pre-paid contracts entered into with customers in the ordinary course of business, (3) trade accounts payable and accrued obligations incurred in the ordinary course of business, including liabilities under workers compensation insurance policies and (4) any working capital adjustment in connection with any Permitted Acquisition or any non-compete or similar obligations under employment agreements of such Person or any earn-out obligations, in each case, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests;
(h)    all obligations under any so-called “synthetic lease” transaction entered into by such Person, or all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing, but which does not constitute a liability on the balance sheet of such Person (other than operating leases); and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which, when in writing, shall be substantially in the form of Exhibit D (or such other form as the Administrative Agent may approve).
“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Eurodollar Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means, as to any Eurodollar Rate Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:
(a)    the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and
(b)    the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
“IRS” means the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption or a Joinder Agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).
“Leverage Non-Compliance Period” has the meaning assigned to such term in Section 6.12(a).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means a loan by a Lender to the Borrower under Article II in the form of a Loan.
“Loan Documents” means, collectively, this Agreement, the Security Agreement, the Guaranty, the Notes, the Fee Letter, the Upfront Fee Letter, each Joinder Agreement and any agreement creating or perfecting rights in any collateral.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent taking into account the probability of such contingency being realized prior to the Maturity Date) or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Documents.
“Maturity Date” means the earlier of (i) the third anniversary of the Closing Date and (ii) the date of termination in whole of the Commitments pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, which has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any amendment, waiver or consent that (a) requires the approval of all Lenders, all affected Lenders, or all the Lenders with respect to the Loans, in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Note” means a promissory note executed and delivered by the Borrower pursuant to Section 2.13(b) evidencing Loans made or held by a Lender, substantially in the form of Exhibit C.
“Note Replacement Indebtedness” means Indebtedness of the Borrower and its Subsidiaries the proceeds of which are used for the repayment of the Existing 2018 Notes or the Existing 2020 Notes, or are Note Replacement Proceeds.

“Note Replacement Proceeds” means, as of any date of determination, the then-remaining proceeds of Note Replacement Indebtedness that have been deposited in a segregated account with the Administrative Agent (or, subject to the consent of all the Lenders, another bank acceptable to all the Lenders) pursuant to arrangements acceptable to all the Lenders to be used for the purpose of repaying, redeeming or refinancing the Existing 2018 Notes.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion may elect to pay or advance on behalf of the Borrower in accordance with the Loan Documents.
“OFAC” has the meaning assigned to such term in Section 3.16(b).
“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient or Beneficial Owner, Taxes imposed as a result of a present or former connection between such Recipient or Beneficial Owner and the jurisdiction imposing such Tax (other than connections arising from such Recipient or Beneficial Owner having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Participant” has the meaning assigned to such term in Section 9.04(d).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any acquisition by the Borrower or a Guarantor in the form of acquisitions of any Person or all or substantially all the business or a line of business of any Person (whether by the acquisition of the capital stock of such person, all or substantially the assets of such person or any combination thereof) if such acquisition meets all of the following requirements:
(a)    such acquisition is not a hostile acquisition and has been approved by the board of directors and/or equity holders of such Person,
(b)    the Person or business to be acquired shall be (or be a part of) a Subsidiary in a line of business that is substantially the same as (or related, ancillary or complementary to) the line of business as conducted by the Borrower and its Subsidiaries and, if applicable, shall comply with the requirements of Section 5.13,
(c)    if such transaction is a merger or consolidation involving (i) the Borrower, the surviving person shall be the Borrower or (ii) a Guarantor, such Guarantor shall be the surviving person or the surviving person shall become a Guarantor and assume all obligations of the non-surviving Guarantor,
(d)    the aggregate consideration paid for acquisitions of Subsidiaries, or assets acquired by Subsidiaries, that do not become Guarantors (other than by reason of any such entity being a regulated entity), shall not exceed $35,000,000 (excluding any consideration paid in capital stock of the Borrower),
(e)    the Borrower shall have represented to the Administrative Agent and the Lenders that it is in compliance on a pro forma basis (as of the date of the acquisition and immediately after giving effect thereto including without limitation any Indebtedness incurred, assumed and/or repaid in connection therewith and the EBITDA of the acquired Person as if such Person had been acquired at the beginning of the applicable measurement period) with each of the financial covenants set forth in Section 6.12 and, in the event that the aggregate consideration to be paid in connection with any such acquisition (whether in cash, capital stock or any other form of consideration) exceeds $35,000,000, the Borrower shall have delivered to the Administrative Agent (for further delivery to the Lenders) a certificate setting out such pro forma calculations in form and substance reasonably satisfactory to the Administrative Agent,
(f)    no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such acquisition and any Indebtedness incurred and assumed in connection therewith,
(g)    if the consideration paid for any Permitted Acquisition exceeds (i) $35,000,000, the Borrower shall have provided the Administrative Agent with third party due diligence for the Permitted Acquisition on a non-reliance basis, and (ii) $50,000,000, the Borrower shall have provided the Administrative Agent with third party due diligence for the Permitted Acquisition and shall have used commercially reasonable efforts to provide such report on a reliance basis; and in each case, such third party due diligence shall be in form and substance reasonably satisfactory to the Administrative Agent, and
(h)    the Borrower shall have notified the Administrative Agent of such proposed acquisition at least ten Business Days prior to the consummation thereof, together with such information reasonably required to confirm compliance with the preceding requirements.
“Permitted Holder” means either of the following and such Person’s Affiliates: (i) Fox & Trot Limited and (ii) VantagePoint Venture Associates IV, L.L.C.
“Permitted Liens” has the meaning assigned to such term in Section 6.02.
“Permitted Refinancing” means the issuance by the Borrower of unsecured notes with a maturity date that is at least 180 days after the Maturity Date.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.
“Platform” has the meaning assigned to such term in Section 5.02.
“Prepayment Notice” means a notice by the Borrower to prepay Loans, which, when in writing, shall be substantially in the form of Exhibit E (or such other form as the Administrative Agent may approve).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Public Lender” has the meaning assigned to such term in Section 5.02.
“Recipient” means (a) the Administrative Agent and (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as a beneficial owner thereof for U.S. Federal tax purposes), in its capacity as a Person receiving a payment under the Loan Documents.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Regulated Entity” means a direct or indirect wholly-owned Domestic Subsidiary of Borrower that is subject to Federal or state regulations by the Commodity Futures Trading Commission, the National Futures Association or the Financial Industry Regulatory Authority (FINRA) (or any successor to any of the foregoing Governmental Authorities), including without limitation, minimum capital or reserve requirements.
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings and (b) the aggregate unused Commitments; provided that at any time when there are only two Lenders, “Required Lenders” means both such Lenders. The portion of the Total Outstandings and the unused Commitment, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.
“Responsible Officer” means (a) the chief executive officer, president, executive vice president, vice president or a Financial Officer of the Borrower, and (b) solely for purposes of the delivery of Borrowing Requests, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II and incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any secretary or assistant secretary of the Borrower (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent to the extent such evidence has not previously been received).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means the Collateral Agent and the Lenders.
“Security Agreement” means the Security Agreement in the form of Exhibit F, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.
“Solvent” means, as to any Person as of any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Subsidiary” has the meaning assigned to such term in Section 5.13(a).
“Subordinated Debt” means any Indebtedness of the Borrower or any of its Subsidiaries that is subject to a subordination agreement in favor of the Administrative Agent on behalf of the Lenders in a form reasonably acceptable to the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Trade Date” has the meaning assigned to such term in Section 9.04(b)(i).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate, the Base Rate or the Cost of Funds Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“United States” and “U.S.” mean the United States of America.

“Upfront Fee Letter” means the upfront fee letter dated August 2, 2017 between the Borrower and the Administrative Agent.
“U.S. Federal Income Taxes” means any U.S. Federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(III).
“wholly-owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03    Accounting Terms; Changes in GAAP.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.02(e)); provided that unaudited statements shall be prepared in accordance with SEC rules and may omit and condense certain information and footnote disclosures and will not include year-end audit adjustments.
(b)    Changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
SECTION 2.01    Commitment.
(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding such Lender’s Commitment; provided that, after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the sum of the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    Notwithstanding anything to the contrary herein, until such time as the Administrative Agent has notified the Borrower and the Lenders in its sole discretion that the Borrower may request Loans bearing interest based on the Base Rate, the Lenders shall only make, and the Borrower shall only request, Eurodollar Rate Borrowings.
SECTION 2.02    Loans and Borrowings.
(a)    Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.
(b)    Type of Loans. Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Rate Borrowing shall be in an aggregate amount of $5,000,000 or more. Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or more; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of 10 Eurodollar Rate Borrowings outstanding under the Facility at any time.
SECTION 2.03    Borrowing Requests.
(a)    Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if immediately confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than 9:00 a.m. (London, England time) (i) in the case of a Eurodollar Rate Borrowing, three Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing.
(b)    Content of Borrowing Requests. Each Borrowing Request pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; (iv) in the case of a Eurodollar Rate Borrowing, the Interest Period therefor; and (v) the location and number of the Borrower’s account to which funds are to be disbursed.
(c)    Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(d)    Failure to Elect. Subject to Section 2.01(b), if no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Eurodollar Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing with an Interest Period of one month’s duration, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
SECTION 2.04    Incremental Facility.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, on a one-time basis, request an increase in the Commitment by an amount not exceeding $25,000,000 (an “Incremental Facility”); provided that any such request for an Incremental Facility shall be in a minimum amount of $5,000,000. The Borrower may invite any Lender to provide an Incremental Facility (any such Lender, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of an Incremental Facility may elect or decline, in its sole discretion, to provide such portion of such Incremental Facility.

(b)    Notification by Administrative Agent; Additional Lenders. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Incremental Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(c)    Effective Date and Allocations. If the Facility is increased in accordance with this Section 2.04, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower, the Lenders and the Incremental Lenders of the final allocation of such increase and the Increase Effective Date.
(d)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate from each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and in the other Loan Documents are true and correct, on and as of the Increase Effective Date, except that for purposes of this Section 2.04, the representations and warranties contained in Section 3.05(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (B) both before and after giving effect to the Incremental Facility, no Default exists. The Borrower shall (x) deliver or cause to be delivered any other customary documents (including, without limitation, legal opinions, documentation and other information so requested by any Lender in connection with applicable “know your customer” and anti-money-laundering rules and other regulations) as reasonably requested by the Administrative Agent in connection with the Incremental Facility, and (y) pay any applicable fees assessed by any proposed Incremental Lender for processing a request for an Incremental Facility. The Incremental Facility shall receive proceeds of prepayments on the same basis as the Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Loans and such Incremental Facility).
(e)    Conflicting Provisions. This Section 2.04 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.
(f)    Identical Terms. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Facility.
SECTION 2.05    [Reserved].
SECTION 2.06    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 9:00 a.m. (London, England time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.

(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent immediately on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07    Interest Elections.
(a)    Elections for Borrowings. The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Elections for Continuations and Conversions. Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if immediately confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than 9:00 a.m. (London, England time) three Business Days prior to the date of such requested continuation or conversion.
(c)    Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election.
(d)    Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.
(e)    Failure to Elect; Events of Default. Subject to Section 2.01(b), if the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Rate Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor; provided that if the Administrative Agent has not yet notified the Borrower under Section 2.01(b) that the Base Rate is available, then the rate of interest on such Borrowing shall be the Cost of Funds Rate.
SECTION 2.08    Prepayments.
(a)    Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section.
(b)    Mandatory Prepayments.
(i)    The Borrower shall immediately prepay the Facility, the Commitments of the Lenders shall immediately terminate, and all principal, interest and all other Obligations of the Borrower shall become immediately due and payable on the earlier of (x) the date that is one month prior to the maturity date of the Borrower’s Existing 2018 Notes or (y) the date that is one month prior to the maturity date of the Borrower’s Existing 2020 Notes, provided that the foregoing shall not apply with respect to any Existing Notes:

(A)    that as of such date have been fully repaid, redeemed or refinanced by a Permitted Refinancing ; or
(B)    that as of such date are the subject of a fully funded cash reserve in an amount at least equal to the full redemption amount of such Existing Notes then outstanding;
provided that each Lender in its sole discretion shall be entitled to waive such prepayment and cancellation in respect of its respective Commitment.
(ii)    No redemption or repurchase of, prepayment of any amount under, or funding of any cash reserve in respect of, the Existing Notes (or any Permitted Refinancing thereof) shall be funded with the proceeds of any indebtedness incurred by the Borrower or any of its Subsidiaries except for a Permitted Refinancing.
(c)    Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if immediately confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 9:00 a.m. (London, England time) three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 9:00 a.m. (London, England time) one Business Day before the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.
(d)    Amounts; Application. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16.
SECTION 2.09    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Commitments or from time to time reduce the unused Commitments; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent at least five Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or more and (c) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. Unless previously terminated, the Commitments shall automatically terminate on the date specified in clause (i) of the definition of “Maturity Date.”
(b)    Application of Commitment Reductions. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.
SECTION 2.10    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date together with accrued interest thereon.
SECTION 2.11    Interest.
(a)    Interest Rates. Subject to paragraph (b) of this Section 2.11, (i) each Base Rate Loan under the Facility shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under the Facility and (ii) each Eurodollar Rate Loan under the Facility shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period therefor plus the Applicable Rate for Eurodollar Rate Loans under the Facility.
(b)    Default Interest. If an Event of Default has occurred under Section 7.01(a) or (b) hereof, such amount payable by the Borrower shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans and any other amount outstanding hereunder at a rate per annum equal to the applicable Default Rate.
(c)    Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan under the Facility prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(d)    Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12    Fees.
(a)    Commitment Fees.
(i)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at a rate equal to the Commitment Percentage (as defined below) times the daily undrawn portion of the Facility, during the period from and including the Closing Date to but excluding the Maturity Date. Accrued commitment fees shall be payable quarterly in arrears, commencing on the first quarterly anniversary of the Closing Date. For purposes of computing commitment fees, the Commitment of any Lender shall be deemed to be used to the extent of the Outstanding Amounts of the Loans of such Lender.
(ii)    The Commitment percentage (the “Commitment Percentage”) shall be 0.50% per annum, provided that beginning five Business Days after the date on which the Borrower delivers to the Administrative Agent consolidated financial statements pursuant to Section 5.01 for the first full fiscal quarter after the Closing Date, the Commitment Percentage will be determined by the below grid based on the Borrower’s Consolidated Gross Leverage Ratio as determined by reference to the financial statements most recently delivered (or deemed delivered) by the Borrower pursuant to Section 5.01; provided, further that if the Borrower does not deliver (or is not deemed to have delivered) the required financial statements within the time periods specified in Section 5.01, then until the date that is three Business Days after the date on which such financial statements are delivered (or deemed delivered), the Commitment Percentage shall be the highest percentage set forth in the applicable column of the below grid:

Consolidated Gross Leverage Ratio	Percent Per Annum
<0.5x	0.40%
≥0.5x to <1.0x	0.45%
≥1.0x to <1.5x	0.50%
≥1.5x	0.55%

(b)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed pursuant to the Fee Letter, the Upfront Fee Letter or otherwise in writing between the Borrower and the Administrative Agent.
(c)    Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
SECTION 2.13    Evidence of Debt.
(a)    Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or to make any entry therein, or any error therein, shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
(b)    Promissory Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form specified herein (or any other form approved by the Administrative Agent), which shall evidence such Lender’s Loans in addition to such records.
SECTION 2.14    Payments Generally; Several Obligations of Lenders.
(a)    Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 9:00 a.m. (London, England time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each applicable Lender under the Facility its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.
(b)    Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.
(c)    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders, as the case may be, severally agrees to repay to the Administrative Agent immediately on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.15 or 8.06, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(e)    Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.06 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 8.06.
SECTION 2.15    Sharing of Payments. If any Lender shall obtain on account of the principal of or interest on any of its Loans any payment (whether voluntary, involuntary or through the exercise of any right of setoff or otherwise) in excess of its ratable share thereof (or other share contemplated hereunder), then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in such Loans made by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, ratably with each of such other Lenders; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for any assignment or participation pursuant to Section 9.04. The Borrower consents to the foregoing and agrees that any Lender acquiring a participation pursuant to this Section may, to the fullest extent permitted by applicable Law, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive absent manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
SECTION 2.16    Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within ten days) after such demand compensate such Lender for and hold such Lender harmless from any loss, cost (including any breakage costs) or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or (c) any assignment of such Lender’s Eurodollar Rate Loans pursuant to Section 2.21(b) on a day other than the last day of the Interest Period therefor, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
SECTION 2.17    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made. For the avoidance of doubt, if any Indemnified Taxes are withheld by any Person other than a Withholding Agent (e.g., U.S. Federal withholding Taxes that are withheld by a Lender that is a U.S. partnership), the amount payable by the Borrower shall not be increased under this Section, but, if the Indemnified

Taxes are U.S. Federal Income Taxes, the affected Beneficial Owners shall be entitled to seek indemnification for such Indemnified Taxes under paragraph (c) of this Section 2.17.
(b)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Borrower. The Borrower shall indemnify each Recipient (and, with respect to U.S. Federal Income Taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner) within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or Beneficial Owner or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Any indemnification claim by a Beneficial Owner that is not a Recipient shall be asserted by the applicable Recipient on behalf of such Beneficial Owner.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify (i) the Administrative Agent, promptly (but in any event within ten days) after demand therefor, for any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) the Borrower and the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) the Borrower and the Administrative Agent for any Excluded Taxes, in each case attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Borrower (as applicable) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Borrower (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the Borrower (as applicable) under this paragraph (d). The agreements in this paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B)(I) through (IV) and (ii)(C) of this paragraph (f)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying, to the extent that such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax; and
(B)    any Non-U.S. Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal Income Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    in the case of a Non-U.S. Lender claiming an exemption from U.S. Federal Income Taxes for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;
(III)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Lender or are effectively connected but are not includible in the Non-U.S. Lender’s gross income for U.S. Federal Income Tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E;
(IV)    to the extent that a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more Beneficial Owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such Beneficial Owner; or
(V)    executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal Income Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(C)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything in this paragraph (g) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 2.18    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (e) of the definition of “Excluded Taxes” and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company, as the case may be, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.19    Inability to Determine Rates. If prior to the commencement of the Interest Period for any Eurodollar Rate Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing, provided that if the Administrative Agent has not yet notified the Borrower under Section 2.01(b) that the Base Rate is available, then the rate of interest on such Borrowing shall be the Cost of Funds Rate.
SECTION 2.20    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which

Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
SECTION 2.21    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If at any time (i) any Lender requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (ii) any Lender requests compensation under Section 2.18 or (iii) any Lender gives a notice pursuant to Section 2.20, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.20, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If at any time (i) the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (ii) any Lender requests compensation under Section 2.18, (iii) any Lender gives a notice pursuant to Section 2.20 or (iv) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender (and such Lender shall be obligated) to assign pursuant to Section 9.04(b) (with the processing and recording fee under Section 9.04(b)(iv) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees; provided that:
(A)    neither the Administrative Agent nor any Lender shall have any obligation to find a replacement assignee;
(B)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)    in the case of any such assignment resulting from payments required to be made pursuant to Section 2.17 or a claim for compensation under Section 2.18, such assignment will result in a reduction in such payments or compensation thereafter or, in the case of any such assignment resulting from a notice pursuant to Section 2.20, such assignment will eliminate the need for such notice;
(D)    such assignment does not conflict with applicable Law; and
(E)    in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall be deemed to have consented to the applicable amendment, waiver or consent.
In connection with any such assignment resulting from a Lender becoming a Defaulting Lender or a Non-Consenting Lender, if any such Defaulting Lender or Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 9.04(b) reflecting such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting Lender or Non-Consenting Lender, then such Defaulting Lender or Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Defaulting Lender or Non-Consenting Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (B) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest errror) and compliance with the other applicable requirements pursuant to Section 9.04(b).
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.07.
A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including any action taken by such Lender pursuant to paragraph (a) of this Section 2.21), the circumstances entitling the Borrower to replace such Lender cease to apply.
SECTION 2.22    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 unless otherwise agreed by the Borrower and the Administrative Agent.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.12(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01    Existence, Qualification and Power. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.02    Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any Subsidiary (other than the Lien created by the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Subsidiary or its property is subject or (c) violate any Law.
SECTION 3.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for (i) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect and (ii) filings necessary to perfect Liens created pursuant to the Loan Documents.
SECTION 3.04    Execution and Delivery; Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
SECTION 3.05    Financial Statements; No Material Adverse Effect.
(a)    Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. All financial projections and forecasts delivered to the Administrative Agent and the Lenders pursuant hereto were prepared in good faith based upon assumptions believed to be reasonable at the time made (it being recognized by the Administrative Agent and the Lenders that such financial projections and forecasts are not to be viewed as facts and that the actual results may vary and such variances may be material).

(b)    No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.06    Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
SECTION 3.07    No Default. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.08    Property.
(a)    Ownership of Properties. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Intellectual Property. Each of the Borrower and its Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Borrower and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Borrower or any Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, is threatended that, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
SECTION 3.09    Payment Obligations. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid and discharged (i) all Federal taxes (and, to the extent the amount is material, all state and other taxes), fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (ii) all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except to the extent such Indebtedness is being contested in good faith by appropriate proceedings and are adequately reserved in accordance with GAAP.
SECTION 3.10    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or other written information furnished (other than projected or pro forma financial information) by or on behalf of the Borrower to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being recognized by the Administrative Agent and the Lenders that such pro forma financial information is not to be viewed as fact and that the actual results may vary and such variances may be material).
SECTION 3.11    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.12    ERISA Compliance.
(a)    Except as could not reasonably by expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)    No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan.
(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure to so comply could not reasonably by expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
SECTION 3.13    Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower or any Subsidiary.
SECTION 3.14    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.15    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.16    PATRIOT Act; OFAC; FCPA.
(a)    PATRIOT Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments in violation of the FCPA.
(b)    Sanctioned Persons.
(i)    None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria); and
(ii)    The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
(iii)    Neither the Borrower nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
(c)    Foreign Corrupt Practices Act.
(i)    Each of the Borrower and its Subsidiaries and, to the Borrower’s knowledge, their respective directors, officers, agents, employees and any Person acting for or on behalf of the Borrower or its Subsidiaries,

(A)    has complied with, are in compliance with and will comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), and any other applicable anti-bribery, anti-corruption law, or anti-money laundering law (together with the FCPA, the “Anti-Corruption Laws”); and
(B)    has instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.
(ii)    The Borrower will not, and will ensure that each of its Subsidiaries does not, use the proceeds of the Loans in violation of any Anti-Corruption Laws.
SECTION 3.17    Subsidiaries and Other Equity Investments.
(a)    Each Subsidiary of the Borrower on the date of this Agreement is listed in Schedule 3.17. Except as set forth in such Schedule, on the date of this Agreement the Borrower has no equity interest in any Person.
(b)    Schedule 3.17 sets forth as of the date hereof (i) the jurisdiction of organization of each Subsidiary of the Borrower, (ii) the nature of the legal organization of each such Subsidiary, (iii) the number and percentage of the capital stock or other equity interests of each such Subsidiary that the Borrower directly or indirectly owns, and (iv) any other Persons directly or indirectly owning any interest in any such Subsidiary and the number and percentage of the capital stock or other equity interests of such Subsidiary owned by such other Persons. All of the issued and outstanding capital stock or other equity interests of each such Subsidiary have been duly authorized and are validly issued and are fully paid and non-assessable. No securities convertible into or exchangeable for any shares of capital stock or other ownership interests of the Borrower’s Subsidiaries, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock or other ownership interests of such Subsidiaries, are issued and outstanding.
SECTION 3.18    Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans and any Incremental Facility for general working capital requirements of the Borrower, Permitted Acquisitions, and general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.
SECTION 3.19    Representations and Warranties in Other Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

SECTION 3.20    Security Agreement.
(a)    The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority perfected security interest in the Collateral (as defined therein) and the proceeds thereof subject to Permitted Liens.
(b)    No filings or recordings are required in order to perfect (or maintain perfections or priority of) the security interests created in the Collateral under the Security Agreement, except the filing of UCC financing statements.
SECTION 3.21    Indebtedness. Schedule 6.01 sets forth a list of all Indebtedness of the Borrower and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to this Agreement (excluding the Loans), in each case, showing the aggregate principal amount thereof and the name of the respective borrower and any of its Subsidiaries which directly or indirectly guarantees such debt.
SECTION 3.22    Solvency. The Borrower is Solvent.
SECTION 3.23    Guaranty. As of the Closing Date, each of Gain Capital Group, LLC, GTX SEF, LLC, Gain GTX, LLC and Gain Capital Securities, Inc. are Regulated Entities.
ARTICLE IV

CONDITIONS
SECTION 4.01    Closing Date. The obligation of each Lender to make Credit Extensions hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent):
(a)    Executed Counterparts. The Administrative Agent shall have received from each party hereto a counterpart of this Agreement and each other Loan Document signed on behalf of such party (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and each other Loan Document).
(b)    Certificates. The Administrative Agent shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents.
(c)    Corporate Documents. The Administrative Agent shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby.
(d)    Opinion of Counsel to Borrower. The Administrative Agent shall have received an opinion of Drinker, Biddle & Reath LLP, counsel to the Borrower, addressed to the Administrative Agent, the Lenders and dated the Closing Date, in form and substance satisfactory to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons).
(e)    [Reserved].
(f)    Fees and Expenses. The Borrower shall have paid all fees, costs and expenses (including reasonable legal fees and expenses) agreed in writing to be paid by it to the Agents and the Lenders in connection herewith to the extent due (and, in the case of expenses (including reasonable legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Closing Date).
(g)    [Reserved].
(h)    KYC Information. The Borrower shall have provided to each Lender the documentation and other information so requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and other regulations, including the PATRIOT Act, in each case at least ten days prior to the Closing Date.
(i)    Financial Statements. The Borrower shall have delivered (or been deemed to have delivered) to the Lenders the Audited Financial Statements.
(j)    Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (b) and (c) of Section 4.02.
(k)    [Reserved].
(l)    Solvency Certificate. The Administrative Agent shall have received from the chief financial officer of the Borrower a solvency certificate, in form and substance satisfactory to the Administrative Agent, which certifies that the Borrower and its Subsidiaries, on a consolidated basis, are, and immediately after giving effect to the Borrowings and the other transactions contemplated under this Agreement, will be, Solvent.
(m)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Credit Extensions hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section

9.02) at or prior to 3:00 p.m. (New York City time) on September 1, 2017 (and, in the event that such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02    Conditions to All Credit Extensions. The obligation of each Lender to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:
(a)    the Administrative Agent shall have received a written Borrowing Request in accordance with the requirements hereof;
(b)    the representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)    no Leverage Non-Compliance Period shall have commenced and be continuing or would result from such Credit Extension or from the application of proceeds thereof;
(d)    no Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof; and
(e)    the Borrower shall have satisfied the requirements set forth on Schedule 4.02, except to the extent such requirements shall have been waived by the Required Lenders.
Each Borrowing Request by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b), (c) and (d) above in this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated, and all Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower (or, if earlier, 5 Business Days after the date required to be filed with the SEC, but without giving effect to any extension permitted by the SEC) (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of KPMG LLP or other independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP (without a “going concern”

or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 Business Days after the date required to be filed with the SEC, but without giving effect to any extension permitted by the SEC) (commencing with the fiscal quarter ended September 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to customary year-end audit adjustments and the absence of footnotes; and
(c)    as soon as available, but in any event at least 60 days after the end of each fiscal year of the Borrower, forecasts, in a format consistent with forecasts provided by the Borrower to the Administrative Agent in the past, prepared by management of the Borrower and a summary of material assumptions used to prepare such forecasts of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then-current fiscal year.
SECTION 5.02    Certificates; Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 5.01(a), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach under Section 6.12 or, if any such Event of Default shall exist, stating the nature and status of such event;
(b)    concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed certificate signed by a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (which certificate may be delivered by electronic communications including telecopier or email and shall be deemed to be an original authentic counterpart thereof for all purposes thereof);
(c)    promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the

Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(d)    promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;
(e)    promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and
(f)    promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (or any successor electronic gathering system); or (ii) of the publication by the Borrower of such financial statements on its website, so long as such system or website is publicly available; provided that, at the request of the Administrative Agent or any Lender, the Borrower shall promptly deliver electronic or paper copies of such filings together with all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
The Borrower hereby acknowledges that (A) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, DealVault or another similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. Federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
SECTION 5.03    Notices. The Borrower will promptly notify the Administrative Agent and each Lender of:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, would reasonably be expected to have a Material Adverse Effect;
(d)    notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(e)    any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;
(f)    any change in the Debt Ratings from S&P or Moody’s, or the placement by S&P or Moody’s of the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by S&P or Moody’s of, or its intent to cease, rating the Borrower’s debt; and
(g)    any matter or development that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.
SECTION 5.04    Preservation of Existence, Etc.
The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or 6.04; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06    Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
SECTION 5.07    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities and claims, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.08    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, such compliance to include, without limitation, compliance with the Patriot Act, OFAC, the FCPA or any other Anti-Corruption Laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except (other than in the case of the Patriot Act or the FCPA) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.09    Environmental Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) (i) comply with all Environmental Laws, and (ii) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries, and (b) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of its Subsidiaries, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.10    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
SECTION 5.11    Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lender may exercise rights under this Section and (b) the Administrative Agent shall not exercise such rights more often than once during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing under this Section. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
SECTION 5.12    Use of Proceeds. The Borrower will use the proceeds of the Loan only as provided in Section 3.18.
SECTION 5.13    Additional Subsidiaries; Regulated Entities.
(a)    Promptly after the date that either (i) the Borrower incorporates, creates or acquires any additional wholly-owned Domestic Subsidiary or (ii) a wholly-owned Domestic Subsidiary that is a Regulated Entity ceases to be Regulated Entity (any such wholly-owned Domestic Subsidiary being a “Specified Subsidiary”) and, in any event, within five Business Days, the Borrower will notify the Administrative Agent thereof in writing.
(b)    Within five Business Days after the date the Borrower incorporates, creates or acquires a Specified Subsidiary or a wholly-owned Domestic Subsidiary that is a Regulated Entity becomes a Specified Subsidiary, the Borrower will (i) cause any such Specified Subsidiary to execute and deliver a Joinder Agreement and become a party to the Guaranty (or a supplement thereto), execute and deliver an Accession Agreement (as that term is defined in the Security Agreement) and grant a security interest to the Collateral Agent as provided in the Security Agreement, and cause such Specified Subsidiary to execute and file any UCC-1 financing statements necessary to create a first priority perfected security interest in each jurisdiction in which such filing is necessary to perfect the security interest of the Collateral Agent; and (ii) cause the equity holder thereof to promptly pledge (or cause another Guarantor owning the equity interests to promptly pledge) the capital stock or other equity interests of such Specified Subsidiary to the Collateral Agent pursuant to and subject to the limitations contained in the Security Agreement (or a supplement thereto).
(c)    Additionally, the Borrower and such Specified Subsidiary will execute and deliver to the Administrative Agent such other items as reasonably requested by the Administrative Agent or the Required Lenders in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports and other certificates and documents.

SECTION 5.14    Further Assurances and Additional Acts. The Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Administrative Agent or the Required Lenders shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Administrative Agent with evidence of the foregoing satisfactory in form and substance to the Administrative Agent or the Required Lenders.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or been terminated, and all Obligations have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof (including any Note Replacement Indebtedness); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)    Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;
(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose and not for speculative purposes;
(e)    Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition, such Indebtedness not to exceed $25,000,000 in any consecutive 12 month period; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) no Event of Default has occurred or is continuing as of the date of such Acquisition and (iii) after giving effect to such Indebtedness, the Borrower would be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.12;
(f)    in connection with Capitalized Leases or purchase money Indebtedness, Indebtedness not to exceed $5,000,000 in the aggregate at any time;
(g)    Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or in respect of surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(h)    Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;
(i)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(j)    non-recourse Indebtedness incurred in order to finance the payment of insurance premiums in the ordinary course of business; and
(k)    so long as no Default or Event of Default then exists or would result therefrom, unsecured Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not exceeding $35,000,000 at any one time outstanding.
SECTION 6.02    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(b);
(c)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j);
(i)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(j)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;
(k)    licenses and sublicenses (including of any Intellectual Property), in connection with the Borrower’s proprietary trading platforms, granted by a Loan Party in the ordinary course of business and which do not interfere with the operations of the Loan Parties or the interests of licensors and sublicensors thereunder;
(l)    Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases;
(m)    provisions of all applicable zoning laws, regulations or ordinances regulating the use of or occupancy of the property which are imposed by any governmental authority having jurisdiction over such property which are not violated by the current use or occupancy of such property or the operation of the business thereon;
(n)    any Lien securing Indebtedness permitted under Sections 6.01(e) and (f); and
(o)    other Liens on assets, securing Indebtedness or other obligations not prohibited hereunder not to exceed $5,000,000 in the aggregate at any time outstanding..
SECTION 6.03    Fundamental Changes. The Borrower will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee shall either be the Borrower or another wholly-owned Subsidiary.
SECTION 6.04    Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of property, whether now owned or hereafter acquired, which is obsolete, damaged or no longer used or useful in the business of the Borrower or any of its Subsidiaries and trade-ins and exchanges of equipment in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of cash and cash equivalents in the ordinary course of business;
(e)    Dispositions permitted by Section 6.03;
(f)    non-exclusive licenses of intellectual property rights in the ordinary course of business and substantially consistent with past practice;
(g)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all property Disposed of pursuant to this clause (g) in any fiscal year shall not exceed $50,000,000;
(h)    discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof;
(i)    any involuntary disposition from loss of, damage to or destruction of, or any condemnation or other taking for public use of any property of the Borrower or its Subsidiaries;
(j)    the license, transfer, abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower or its Subsidiaries, (i) no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Person, or (ii) with respect to any license, or any failure to maintain, abandonment or other similar disposition of Intellectual Property, (x) no longer material to the conduct of the business of such Person, or (y) in the ordinary course of business.

SECTION 6.05    Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;
(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with, and in an amount not to exceed, the amount of the proceeds received from the substantially concurrent issue of new common Equity Interests; and
(d)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may (i) declare or pay cash dividends to its shareholders, provided that the aggregate amount of such dividends does not exceed $25,000,000 per annum and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests if, after giving effect thereto, the aggregate amount of such purchases, redemptions, retirements and acquisitions paid or made after the Closing Date in any fiscal year does not exceed $15,000,000.
SECTION 6.06    Investments. The Borrower will not, and will not permit any Subsidiary to, make any Investments, except:
(a)    Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;
(b)    Investments of the Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Borrower or in another wholly-owned Subsidiary;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise);
(d)    Guarantees permitted by Section 6.01;
(e)    Investments constituting Permitted Acquisitions;
(f)    Investments in a Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business and not for speculative purposes; and

(g)    other Investments in an amount not exceeding $75,000,000 in the aggregate in any fiscal year of the Borrower.
SECTION 6.07    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (ii) usual and customary indemnification obligations in the Organizational Documents of the Borrower and its Subsidiaries for acts and omissions of their officers and directors, and (iii) compensation and other employee benefit plans, indemnification and reimbursement of out-of-pocket expenses of employees, officers and directors.
SECTION 6.08    Certain Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Contractual Obligation that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than (1) under this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Sections 6.01(e) and (f); provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (3) customary restrictions and conditions contained in any agreement relating to the Disposition permitted under Section 6.04 pending the consummation of such Disposition, (4) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (5) licenses and contracts entered into in the ordinary course of business which contain standard or customary provisions for such license or contract prohibiting the assignment of such agreement, and (6) any restrictions existing under or by reason of any requirements of Law.
SECTION 6.09    Changes in Fiscal Periods. The Borrower will not permit the last day of its fiscal year to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.
SECTION 6.10    Changes in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business complementary, ancillary, reasonably related or incidental thereto.
SECTION 6.11    Restriction on Use of Proceeds. The Borrower will not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock.

SECTION 6.12    Financial Covenants.
(a)    Consolidated Gross Leverage Ratio. The Borrower will not permit its Consolidated Gross Leverage Ratio as of the end of any fiscal quarter to be greater than the ratio set forth below for such date:

Fiscal Quarter	Maximum Consolidated Gross Leverage Ratio
Fiscal quarter ending September 30, 2017	3.00 to 1.00
Fiscal quarter ending December 31, 2017	3.00 to 1.00
Fiscal quarter ending March 31, 2018 and each fiscal quarter thereafter	2.50 to 1.00

; provided that if as of the end of any fiscal quarter the Consolidated Gross Leverage Ratio is greater than the ratio set forth above, then the Borrower shall nevertheless be deemed to be in compliance with this Section 6.12(a) if, for the period until such time that the Consolidated Gross Leverage Ratio is again equal to or less than the ratio set forth above as of the end of the relevant fiscal quarter (such period being the “Leverage Non-Compliance Period”), at all times (i) the sum of, without duplication, (A) amounts held in the Borrower’s Controlled Accounts, which Controlled Accounts are free and clear of all Liens other than Liens in favor of the Collateral Agent, plus (B) the Borrower’s Consolidated Net Unencumbered Liquid Assets, equals or exceeds $75,000,000, and (ii) the Total Outstandings do not exceed the amounts held in the Borrower’s Controlled Accounts, in the aggregate; provided further that at no time during the Leverage Non-Compliance Period will the Borrower request or be permitted to make any drawings under the Loan.
(b)    Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 5.00 to 1.00.
(c)    Consolidated Net Capital. The Borrower will not permit Consolidated Net Capital at any time to be less than the sum of (i) an amount equal to 80% of the Borrower’s Net Worth (calculated in accordance with GAAP and as determined as of the Closing Date), plus (ii) an amount equal to 35% of the Consolidated Net Income earned in each fiscal quarter ending after the Closing Date (with no deduction for a net loss in any such fiscal quarter and as determined in accordance with GAAP as reported in each unaudited quarterly consolidated financial statement of the Borrower and in each audited annual consolidated financial statement of the Borrower), plus (iii) an amount equal to 75% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the Closing Date by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary or in connection with a Permitted Acquisition), provided that this covenant shall be tested on the last day of each fiscal quarter beginning September 30, 2017.

SECTION 6.13    Sales and Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any other Person in connection with such lease.
SECTION 6.14    Redemption of Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt.
SECTION 6.15    Amendments of Certain Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this Section could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.03(a), 5.04 (with respect to the Borrower’s existence), 5.11 and 5.12 or in Article VI;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof by the Administrative Agent to the Borrower;
(f)    (i) the Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $2,500,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such documents;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)    the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    there is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has a Material Adverse Effect and, in either case, there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(k)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;
(l)    a Change of Control shall occur;
(m)    any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or
(n)    any Lien purported to be created pursuant to the Loan Documents shall for any reason (other than pursuant to the release thereof to the extent expressly permitted by the terms of the Loan Documents) shall cease to be a valid and perfected first priority lien on and security interest in any collateral covered thereby other than for Permitted Liens;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(i)    terminate the Commitments, and thereupon the Commitments shall terminate immediately;
(ii)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(iii)    exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and/or applicable Law;
provided that, in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.22, shall be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Fee Letter and the Upfront Fee Letter) payable to the Administrative Agent in its capacity as such;
(ii)    second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting unpaid interest on the Loans, ratably among the Lenders in proportion to the amounts described in this clause (iii) payable to them;
(iv)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the amounts described in this clause (iv) payable to them;
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE VIII

AGENCY

SECTION 8.01    Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02    Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03    Exculpatory Provisions.
(a)    No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”
(c)    No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.
SECTION 8.04    Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Extension that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub‑agents.

SECTION 8.06    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or wilful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.
To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.
SECTION 8.07    Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.08    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.
SECTION 8.10    Duties of Other Agents. None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder. Without limiting any other provision of this Article, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as provided in Schedule 9.01. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given by 5:00 p.m. (London, England time) for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. The Borrower and the Administrative Agent may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.
(d)    Public Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the U.S. Federal or state securities Laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.
(e)    Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).
(f)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and other telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.
SECTION 9.02    Waivers; Amendments.
(a)    No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies remedy, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.15) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.
(b)    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the

Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)    extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(ii)    reduce the principal of, or rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate);
(iii)    extend the Maturity Date or postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(iv)    change Section 2.14(b) or Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(vi)    with respect to any Credit Extension after the Closing Date, waive any condition set forth in Section 4.02 without the written consent of the Required Lenders;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrower and the Lenders required above.
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.
SECTION 9.03    Expenses; Indemnity; Etc.
(a)    Costs and Expenses. The Borrower agrees to pay or reimburse (i) all reasonable, documented, out-of-pocket costs and expenses incurred by the Administrative Agent and other Agents in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of counsel (but limited to one primary counsel for the Administrative Agent) and (ii) all out-of-pocket costs and expenses incurred by the Administrative Agent, the other Agents, each Lender (including the reasonable fees, charges and disbursements of one primary counsel (and, if reasonably necessary, of a single local counsel in any relevant jurisdiction or a single special counsel in any relevant area of expertise) for the Administrative Agent or any Lender) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the Credit Extensions and the Loan Documents, including the reasonable fees, charges and disbursements of counsel (but limited to one counsel for the Administrative Agent, the other Agents and the Lenders taken a whole).
(b)    Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any Commitment, any Credit Extension or the use or proposed use thereof or of the proceeds thereof or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any other location, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries ((i) and (ii), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Commitment or any Credit Extension, the use thereof or of the proceeds thereof or such Indemnitee’s activities in connection therewith (whether before or after the Closing Date); provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under this Section. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any Platform or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(d)    Payments. All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.
SECTION 9.04    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans; provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender or an Affiliate of an Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in the foregoing subclause (A), the amount of the Commitment under the Facility (which for this purpose includes Loans outstanding thereunder) of the assigning Lender, or if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans under the Facility of the assigning Lender, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining where such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in the Facility on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required only for assignments in respect of the Facility unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (except as otherwise provided in Section 2.21(b)), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and other amounts due under Section 2.05 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at the Administrative Agent’s Office at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of its Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent in respect of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or consent described in the first proviso to Section 9.02(b) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that (x) such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section and (y) a Participant shall not be entitled to receive any greater payments under Sections 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of such participation is made with the Borrower’s prior written consent. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Credit Extensions or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment, Credit Extension or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.16, 2.17, 2.18, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Agents and the Lenders (or any of them), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.
(b)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other jurisdiction in connection with the exercise of any rights or the enforcement of any judgment.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Agents and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other

Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED TO THE ADMINISTRATIVE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-

PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13    PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
SECTION 9.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.
SECTION 9.15    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
SECTION 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GAIN CAPITAL HOLDINGS, INC.,
as Borrower

By /s/ Glenn Stevens	Name: Glenn Stevens Title: Chief Executive Officer

BARCLAYS BANK PLC,
as a Lender

By /s/ Michael Orphanides	Name: Michael Orphanides Title: MD, Head of FIG - Americas
Executed in: New York

BARCLAYS BANK PLC,
as the Administrative Agent and Collateral Agent

By /s/ Michael Orphanides	Name: Michael Orphanides Title: MD, Head of FIG - Americas
Executed in: New YorK

BARCLAYS BANK PLC,
as a Joint Bookrunner

By /s/ Michael Orphanides	Name: Michael Orphanides Title: MD, Head of FIG - Americas
Executed in: New York

STERLING NATIONAL BANK,
as a Lender and a Joint Bookrunner

By /s/ Mark R. Smith	Name: Mark R. Smith Title: SVP - MD

SIGNATURE BANK,
as a Lender

By /s/ Richard Ohl	Name: Richard Ohl Title: Vice President, Sr. Lender

PEAPACK-GLADSTONE BANK,
as a Lender

By /s/ Thomas Brower	Name: Thomas Brower Title: Senior Managing Director